Exhibit 4.4

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SIRIUS XM RADIO INC.

The undersigned officer of Sirius XM Radio Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Sirius XM Radio Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Section (1) of the Article numbered “Fourth” so that, as amended, said Section of said Article shall be and read as follows:

“Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 9,050,000,000 shares, consisting of (1) 50,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) 9,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).”

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

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                IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment as of this 29th day of May, 2009.

Sirius XM Radio Inc.

/s/ Patrick L. Donnelley

Name: Patrick L. Donnelley

Title: Executive Vice President, General

          Counsel and Secretary